November 5, 2013

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

FHLBNY Becomes the Largest Home Loan Bank in System

On October 30, the Office of Finance released the Federal Home Loan Bank System’s Combined Operating Highlights for the third quarter of 2013 and I am proud to report that, with $121.4 billion in assets, the Federal Home Loan Bank of New York is now the largest of the Home Loan Banks, and by a significant margin. The Federal Home Loan Bank of Atlanta was second with $112 billion in assets, and the Federal Home Loan Bank of Cincinnati was third with assets of $96.6 billion. This is a milestone for our Home Loan Bank and it is reflective of how our commitment to our Advances Bank model drives our results. This is a model that continues to work for the Bank and our members: in September, advances averaged $86.7 billion, an increase of $1.2 billion from August 2013.

FHLBNY Announces Third Quarter Operating Highlights

Through the first nine months of 2013, your Home Loan Bank has continued to perform well. This consistent performance allows us to remain a stable and trusted partner for our members as we work together to strengthen the communities we serve. On October 28, we announced our operating highlights for the third quarter of 2013. Net income for the quarter was $61.3 million, a decrease of $27.1 million, or 31 percent, from net income of $88.4 million for the third quarter of 2012.  Return on average equity (“ROE”) for the quarter was 3.95 percent, compared to ROE of 6.42 percent for the third quarter of 2012.  Net income for the first nine months of 2013 was $215.8 million, a decrease of $61.1 million, or 22 percent, from $276.9 million for the same period in 2012. In the quarter, the Bank corrected an overstatement of previously reported net gains on hedging activities in the third and fourth quarters of 2012 and the first and second quarters of 2013. This correction had a negative impact on both third quarter 2013 and year-to-date 2013 earnings of $15.5 million. We have assessed the correction due to valuation errors in the periods discussed above, and have concluded the adjustments are not material to the Bank’s financial position, results of operations and cash flows.

As of September 30, 2013, total assets were $121.4 billion, an increase of $4.3 billion, or 3.7 percent, from total assets of $117.1 billion at June 30, 2013. As of September 30, 2013, advances were $89.1 billion, an increase of $4.4 billion, or 5.2 percent, from $84.7 billion at June 30, 2013.  As of September 30, 2013, total capital was $6.3 billion, an increase of $217.3 million, or 3.6 percent, from June 30, 2013.  We grew our unrestricted retained earnings during the quarter by $1.5 million to $823.9 million as of September 30, 2013.  We also increased our restricted retained earnings by $12.4 million during the quarter to $139.5 million as of September 30, 2013.  At September 30, 2013, the Bank met its regulatory capital-to-assets ratios and liquidity requirements.

In Washington

The cooperative Home Loan Bank model has proven its strength time and time again. This is in stark contrast to the failed model of Fannie Mae and Freddie Mac. On October 24th, Federal Housing Finance Agency Acting Director Ed DeMarco spoke at an event sponsored by Zillow and the Bipartisan Policy Center and discussed the two failed enterprises. In his comments, he noted the following:

“With an uncertain future and a general desire for private capital to re-enter the market, the Enterprises’ market presence should be reduced gradually over time.”

This is the same recommendation made in the Bipartisan Policy Center Housing Commission’s February 2013 report, Housing America’s Future: New Directions for National Policy. Mr. DeMarco recognized this in his concluding remarks, stating:

“I applaud the Bipartisan Policy Center for giving the legislative process a framework to consider. A key feature of the BPC’s work is that private capital must return to the mortgage market, and that such capital must be sufficient to protect taxpayers’ interests.”

Under the model for housing laid out in the report, private capital would once again be the primary source of funding in the mortgage market. And a system that relies on private capital is a system that benefits consumers, taxpayers and the overall economy. This is the system to which we must return, and as the debate over housing finance reform continues in Washington, it is important that we work to remind legislators that the nation’s network of community lenders – and the Home Loan Banks that support them – are the model that works. It is not a zero sum gain scheme conjured up on Wall Street, but an elegant system thoughtfully developed in Washington 81 years ago and proven every day.

Sincerely,

Alfred A. DelliBovi

President and CEOSafe Harbor Statement Under the Private Securities Litigation Reform Act of
1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.